WILBER &
TOWNSHEND

A Professional Corporation                                  465 Baldwin St.
Certified Public Accountants                                Jenison, MI 49428
PH:  616-457-4880
FX:  616-457-1114





                  CONSENT OF INDEPENDENT AUDITORS



We consent to the use of our names as experts as found in the "Experts" section on page 12 in the Form S-3 registration statement of Intelligent Decision Systems, Inc. which reads:

Certain financial statements of Digital Sciences, Inc. and Resource Finance Group, Ltd. incorporated by reference in this Prospectus from the company's Form S-4 and the company's Form 8-K dated April 12, 1996 have been audited by Wilber & Townshend P.C., independent certified public accountants, as indicated in their reports with respect there to, and included herein in reliance upon authority of said firm as experts in auditing and accounting in giving said reports.



/S/Wilber & Townshend



August 14, 1996